SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Nelson Peltz

Peter W. May

Matthew Peltz

Josh Frank

James A. Rasulo

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-K, L.P.

Isaac Perlmutter

The Laura & Isaac Perlmutter Foundation Inc.

Object Trading Corp.

Isaac Perlmutter T.A.

Zib Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

From time to time, Trian Fund Management, L.P., in connection with its solicitation of proxies for the 2024 annual meeting of shareholders of The Walt Disney Company (the “Company”), may publish the material filed herewith as Exhibit 1 (the “Website Material”), or portions thereof, to its website, www.RestoretheMagic.com, or to its X (formerly known as Twitter), LinkedIn, Facebook, Instagram, Reddit and YouTube pages or various other social media channels, or may otherwise disseminate the Website Material to the Company’s shareholders.

Exhibit 1

Media, Shareholders & Analysts

CNBC

Charles Elson (Weinberg Center of Corporate Governance Founding Director)

ON THE PHONE
CHARLES ELSON
WEINBERG CENTER OF CORPORATE GOVERNANCE
Founding Director
10:14A CENTRAL
THE FUTURE OF DISNEY
CNBC
07:55

Video Transcript:

Sara Eisen: Let's turn now to Disney and Trian's Nelson Peltz. ISS, the proxy advisory firm, announcing support this week for Peltz and his bid for a board seat, joining a list that includes companies like Home Depot, Mondelez, Procter & Gamble, former CEOs and former board members on that one. Disney issuing its response yesterday citing its strong stock performance in recent months, which is – has been higher. Look at that, up almost 29% year to date. Joining us now to discuss, Founding Director at the Weinberg Center for Corporate Governance, Charles Elson, and Charles, I was really excited to talk to you because how long have you been looking into Disney's board and governance?

Charles Elson: Oh my gosh, for almost three decades. They've had an interesting tale for a long time in the governance area.

Sara Eisen: And you’ve taught classes on it, so I am curious how you view this current proxy fight and which side you agree with?

Charles Elson: Well, I’ve got to say I have to agree with Mr. Peltz here. Listen, this company has been a governance problem for almost 30 years, dating back to the Eisner days. It’s a board that has been seemingly dominated by the CEO, whether it was Mr. Eisner, and I think today, Mr. Iger sort of falls into that – it’s a very supportive board. And the problem is, I think, the issue is the board itself. What kind of oversight have they exercised? And Mr. Peltz has argued we need someone in there with a different viewpoint to spur them on to effective oversight. And I think that he's got a good point. You’ve got to figure, number one, they really bungled the succession process – a) the fella did not turn out as they had thought, but b) more importantly, Mr. Iger never really left, he was Executive Chair, which means effectively he was still calling the shots, and he was paid to do that. But again, to blame the problems on the successor that was picked obviously by him as opposed to the Board in a normal search process where the CEO would not really be involved was concerning. And he fails, they bring the old fella back in, the stock was down, and that's just not good oversight.

Sara Eisen: So, is their primary criticism the succession, because I think they probably would admit that didn't go as planned and didn't go well but now they're doubling down. They’ve also – James Gorman has joined the board, he just got through a successful succession over at Morgan Stanley. So, what troubles you about the current structure?

Charles Elson: Well, it’s really basically the relationship between the Board and the CEO. The CEO, Mr. Iger, really has a direction and they supported him really for years. The fact that succession failed is important because it tells you he drove it, it failed, and is he the right person to get you out of the woods? The person that got you into the woods and lost isn't always the right person to get you out. Now look, maybe he is. The point is that you need someone in that boardroom who is not so linked to him that the questions aren’t raised, the appropriate questions aren't raised. Look, I think it was good that they brought outsiders in, that was a very positive thing. On the other hand, the board itself is basically the same as it's always been – it hasn’t bought a lot of stock in the company itself, actually very little, though they're paid in stock, and the alignment doesn't seem to be there, and bringing someone in from the outside who has been on other boards, who can ask the right questions, I think, is important. And listen, maybe they change course, maybe they don’t. But, you need someone in there representing the interest of all the investors, and I think, frankly, given his record, he’s probably at this point the best person to do it.

David Faber: I would point out, you're right, Iger did become Exec Chair, although he was not in that position for the entire tenure of Mr. Chapek, which extended at least, I think, another year plus where that was not the case, obviously, and the chair passed to a different person. Were you surprised, I mean, you know, yesterday ISS, the proxy advisory firm came out, Charles, and seemed to focus on the same question as to why they're supporting Mr. Peltz, though not Mr. Rasulo. It was almost all about succession, but again to the point Sara made and I think you would, that's kind of in the past. They say, listen, we’ve got a different board now and we're going to do it differently, and Iger’s got a couple more years to get us on firm footing and then he's gonna go.

Charles Elson: Well, that’s what they said three years ago – I mean, that's the problem. You know, do you really have faith in this group given what happened? And I think the answer, frankly, is in my view, and I think ISS reached the same conclusion, was no. It's time to bring in new blood, or someone to rattle them up a little bit, and I wouldn’t say rattle, but to raise the questions. And I think he’s as effective as anyone else to do that. Someone who was picked by the company itself to come in at this point in time, I think it has a problem because they owe their seat to Mr. Iger. Mr. Peltz, if it comes from the shareholders, wouldn't, and I think that's the whole point here. One person –

David Faber: Yeah, but what are they playing for here? It’s, you know, Iger is, I mean he’s already 72, he’s already been out, I mean I'm confident that when he says he's only gonna serve another two years at most, that's the case. It's not like he's looking to maintain or continue to exercise any power here. So –

Charles Elson: Well, he –

David Faber: Wouldn't it be a different process, perhaps, than the one they faced in the past?

Charles Elson: No, I don't think so. Listen, I can think of several folks in their 80s or later who remained at their own companies well beyond. I think AIG was always a great example of that. And you’ve seen at other places, sometimes people just don’t want to go. And he wanted to go three years ago, but he didn't – he was Exec Chair, kept the same office, stuck around, and that was probably not the greatest thing from a governance standpoint. Once you go, you go. There are a lot of good people, talented people in the world. And listen, he could get hit by a bus, the world doesn’t stop. You know, there's a lot of people out there, and they should have been focusing on that, both internally and externally, and they didn't, which is why the problem has developed, which is why it's not a bad idea to bring someone else in from the outside to say, ask those questions from time to time. I think it's healthy, frankly.

Sara Eisen: Well, I’m curious what your studies over all the years in different other scenarios like this have shown about fights with activist investors, when they win, when they join the board, especially when it gets ugly like this with the relationship with the CEO.

Charles Elson: Well, you know, it’s interesting. You have you to go back and look at Peltz's fight with DuPont years ago – Peltz had been arguing for it, if you recall, a split up of the company. He lost by just a little bit, but within a couple months, the CEO was gone, new CEO came in, Ed Breen, and they did exactly what Peltz had been advocating. So, he couldn't have been that far off. You look at whether he was at Heinz, which was ultimately successful, you look at a number of companies. What an activist does is forces you to reexamine dogma, that’s all, and that's a healthy thing. Because even if you ultimately conclude that we're going to do what we've been doing, at least someone pokes you a little bit to think about it and if it’s justified. Sometimes you change course, and I've seen over the years, it's positive. Now sometimes they’re not, sometimes they have different goals than the other shareholders, and that’s problematic, but generally, it forces you to rethink dogma, and that's the key to the whole thing. No one should, particularly a CEO, inspire dogma, that’s why you need someone to ask the question from now and then. And if he’s wrong, he’ll be wrong, but at least the question will have been asked. And I think that’s exactly what ISS was getting at, and I frankly agree with them. I think it’s the right thing to do here.

Sara Eisen: Well, we appreciate you phoning in to weigh in, Charles. Always curious about your take here. Charles Elson.